Exhibit 99.3

EXHIBIT OF SYNDICATE RESULTS

The following table presents a summary of the combined results of Syndicates 4020 and 3902 as reported to Lloyd’s under U.K. GAAP for the year ended December 31, 2020.

$ in millions	Year ended December 31, 2020
Earned premium, net of reinsurance	$419.6
Net claims and expenses	(411.3)
Syndicate investment return	3.8
Total return from syndicate operations	$12.1

Combined ratio	98%